Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AGERO, INC.,

MEDFORD HAWK, INC.

and

URGENT.LY INC.

Dated March 13, 2026

-i-

4.15	Intellectual Property	47
4.16	Tax Matters	51
4.17	Employee Plans	53
4.18	Labor Matters	55
4.19	Permits	57
4.20	Compliance with Laws	57
4.21	Legal Proceedings; Orders	57
4.22	Insurance	57
4.23	Related Person Transactions	58
4.24	Brokers	58
4.25	Material Customers and Suppliers	58
4.26	Exclusivity of Representations and Warranties	59

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		60

5.1	Organization; Good Standing	60
5.2	Power; Enforceability	60
5.3	Non-Contravention	60
5.4	Requisite Governmental Approvals	61
5.5	Legal Proceedings; Orders	61
5.6	Ownership of Company Capital Stock	61
5.7	Brokers	61
5.8	No Parent Vote or Approval Required	61
5.9	Financial Capability	61
5.10	Absence of Stockholder and Management Arrangements	62
5.11	Foreign Person and Related Matters	62
5.12	Data Security Program	62
5.13	Exclusivity of Representations and Warranties	63

ARTICLE VI INTERIM OPERATIONS OF THE COMPANY		64

6.1	Affirmative Obligations	64
6.2	Forbearance Covenants	64
6.3	No Solicitation of Acquisition Proposals	67
6.4	No Control of the Other Party’s Business	72

ARTICLE VII ADDITIONAL COVENANTS		72

7.1	Efforts; Required Action and Forbearance	72
7.2	Anti-Takeover Laws	73
7.3	Access	73
7.4	Section 16(b) Exemption	74
7.5	Directors’ and Officers’ Exculpation, Indemnification and Insurance	74
7.6	Employee Matters	77
7.7	Obligations of Purchaser	79
7.8	Notification of Certain Matters	79
7.9	Public Statements and Disclosure	80
7.10	Transaction Litigation	80
7.11	Stock Exchange Delisting; Deregistration	81

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7.12	Additional Agreements	81
7.13	Payoff Letters	81
7.14	Payoff of Company Loan Agreements	81
7.15	Parent Vote at Purchaser	81
7.16	Prohibition on Certain Discussions	81
7.17	Rule 16b-3	82
7.18	14d-10 Matters	82
7.19	FIRPTA Certificate	83

ARTICLE VIII CONDITIONS TO THE MERGER		83

8.1	Conditions to Each Party’s Obligations to Effect the Merger	83

ARTICLE IX TERMINATION		83

9.1	Termination	83
9.2	Manner and Notice of Termination; Effect of Termination	85
9.3	Fees and Expenses	85

ARTICLE X GENERAL PROVISIONS		87

10.1	Survival of Representations, Warranties and Covenants	87
10.2	Notices	87
10.3	Amendment	89
10.4	Extension; Waiver	89
10.5	Assignment	89
10.6	Confidentiality	89
10.7	Entire Agreement	90
10.8	Third Party Beneficiaries	90
10.9	Severability	90
10.10	Remedies	91
10.11	Governing Law	92
10.12	Consent to Jurisdiction	92
10.13	WAIVER OF JURY TRIAL	92
10.14	Counterparts	93
10.15	No Limitation	93

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

SCHEDULES

Schedule A	Conditions to Offer
Schedule 3.6(b)	Officers of the Surviving Corporation
Schedule 9.3(b)	Parent Account Information

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AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated March 13, 2026, by and among Agero, Inc., a Nevada corporation (“Parent”), Medford Hawk, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Urgent.ly Inc., a Delaware corporation (the “Company”). Each of Parent, Purchaser and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

WHEREAS, it is proposed that Purchaser shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) a tender offer (as it may be extended and amended from time to time to the extent permitted hereunder, the “Offer”) to acquire all of the outstanding shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock” or, such shares, “Company Shares”), other than the Owned Company Shares, at a price of $5.50 per Company Share, net to the holder thereof in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, hereinafter referred to as the “Offer Price”) upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer, Purchaser will merge with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest and subject to any applicable withholding, upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) determined that the terms of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent and Purchaser have (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and Purchaser, respectively, and their respective stockholders, (ii) determined that it is in the best interests of Parent and Purchaser, respectively, and their respective stockholders to enter into this Agreement and (iii) approved the execution and delivery by Parent and Purchaser, respectively, of this Agreement, the performance by Parent and Purchaser of their respective covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution and delivery hereof, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, certain stockholders of the Company are each entering into a tender and support agreement with Parent and the Company (each, a “Support Agreement”), pursuant to which each such stockholder has agreed, among other things, to tender all their beneficially owned shares of Company Common Stock in the Offer and take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions thereof;

WHEREAS, concurrently with the execution and delivery hereof, and as a condition and inducement to Parent’s, Purchaser’s and the Company’s willingness to enter into this Agreement, the Company is entering into (i) an amendment to the Midcap Credit Agreement with the Midcap Lenders (the “Midcap Debt Settlement Agreement”), (ii) an amendment to the Highbridge Loan Agreement with the 2L Lenders (the “2L Debt Settlement Agreement,” and together with the Midcap Debt Settlement Agreement, the “Debt Settlement Agreements”), and (iii) a letter agreement with those holders of Convertible Notes (the “Convertible Notes Amendment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement (whether in effect as of the execution of this Agreement or executed after the execution of this Agreement) containing terms no less restrictive in the aggregate of, and no more favorable in the aggregate to, the counterparty to such confidentiality agreement than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement (i) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal and (ii) shall not prohibit compliance by the Company with any of the provisions of Section 6.3.

(b) “Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Purchaser) to the Company, or the Company Board (or any committee thereof) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Offer and the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Purchaser or any of their Affiliates, or any Group that includes Parent or Purchaser or any of their Affiliates), whether from the Company or any other Person, that would result in such Person or Group beneficially owning, or having the right to beneficially own, securities (including securities that could be converted into or exercised or exchanged for securities) representing more than 15 percent of the total outstanding voting power or equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning securities (including securities that could be converted into or exercised or exchanged for securities) representing more than 15 percent of the total outstanding voting power or equity securities of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15 percent or more of the total voting power or equity securities of the Company;

(iii) any direct or indirect purchase, exclusive license or other acquisition by any Person or Group (other than Parent or Purchaser or any of their Affiliates, or any Group that includes Parent or Purchaser or any of their Affiliates) of business or assets constituting or accounting for more than 15 percent of the consolidated revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; or

(iv) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15 percent of the consolidated revenue, net income or assets of the Company and its Subsidiaries, taken as a whole) pursuant to which any Person or Group (other than Parent or Purchaser or any of their Affiliates, or any Group that includes Parent or Purchaser or any of their Affiliates) would hold securities representing more than 15 percent of the total outstanding voting power or equity securities of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “AI Technology” means (a) techniques that enable computers to mimic human intelligence, including deep learning, machine learning, generative artificial intelligence, and other artificial intelligence technologies and algorithms, Software, or systems that make use of or employ neural networks, statistical learning algorithms or reinforcement learning, and (b) Software and hardware used to train, test, and deploy any of the foregoing.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2024, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2024.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(h) “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(i) “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease or finance lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.

(j) “Capitalization Date” means 5:00 p.m., Eastern time, on March 12, 2026.

(k) “Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement (other than for the purposes of the delivery of financial statements prepared in accordance with GAAP) regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

(l) “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(m) “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended, and in effect as of the date of this Agreement.

(n) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Company AI Products” mean all products and services that are currently offered, licensed, sold, distributed, hosted or otherwise made commercially available, or are under development, by or on behalf of the Company or any of its Subsidiaries that incorporate or employ AI Technology as a part of their primary purpose, feature, or functionality.

(q) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase or other equity-based award (including the Company RSU Awards and Company Options), performance award, incentive compensation, profit sharing, savings, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, gross-up, severance, termination pay, post-employment or retirement benefits, retention, transaction, stay bonus, change of control compensation, and other fringe, welfare or other employee benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which (i) is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or ERISA Affiliates, (ii) is established for the benefit of any Service Provider or (iii) with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has or would reasonably be expected to have any material liability, contingent or otherwise.

(r) “Company Board” means the Board of Directors of the Company.

(s) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(t) “Company Common Stock” has the meaning set forth in the Recitals.

(u) “Company Debt Settlement Agreements” means the Midcap Debt Settlement Agreement, the 2L Debt Settlement Agreement and the Convertible Notes Amendment.

(v) “Company Equity Plans” means the compensatory plans set forth in Section 1.1(u) of the Company Disclosure Letter that provide for the issuance of any Company Options or Company RSU Awards.

(w) “Company Financial Advisor” means Seaport Global Securities LLC.

(x) “Company Intellectual Property” means any Company Owned Intellectual Property and Company Licensed Intellectual Property.

(y) “Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, cloud-based operating platforms, and similar or related items of automated, computerized or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

(z) “Company Licensed Intellectual Property” means all Intellectual Property that is owned by any Person and used or held for use by the Company or any of its Subsidiaries.

(aa) “Company Loan Agreements” means, collectively, the Highbridge Loan Agreement and the Midcap Credit Agreement.

(bb) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the Offer and the Merger or the ability of the Company to perform its covenants and obligations pursuant to this Agreement, in each case, past the Termination Date. None of the following (by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv) changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v) any geopolitical conditions, outbreak of hostilities, civil unrest, civil disobedience, acts of war, sabotage, cyberattack, cybercrime, terrorism or military actions (including any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii) pandemics, epidemics, contagious disease outbreaks or other comparable events (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(viii) any Effect, to the extent resulting from (A) the announcement of this Agreement or the pendency of the Offer or the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third Person, or (B) any action taken by Parent or its Subsidiaries, including any communications made to any employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third Person;

(ix) any action taken by the Company in accordance with the terms of this Agreement expressly to comply with the Company’s obligations to Parent or Purchaser hereunder;

(x) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of this Agreement;

(xi) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic, epidemic, contagious disease outbreaks or other comparable event) (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xii) changes in the price or trading volume of the Company Common Stock or Indebtedness of the Company, in each case in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiv) the availability or cost of equity, debt or other financing to Parent, Purchaser or any of their respective Affiliates;

(xv) any Transaction Litigation or any other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board in connection with, arising from or otherwise relating to the Offer or the Merger; or

(xvi) the identity of, or any facts or circumstances relating to, Parent or Purchaser or their respective Affiliates or financing sources.

(cc) “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Equity Plans or otherwise, other than the purchase rights under the ESPP.

(dd) “Company Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(ee) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(ff) “Company Privacy and Security Policies” mean all of the Company’s and its Subsidiaries’ current published, public-facing policies and notices concerning the privacy, security, or processing of Personal Information.

(gg) “Company Registered Intellectual Property” means all of the Company Owned Intellectual Property that is Registered Intellectual Property.

(hh) “Company Related Parties” means, collectively, (i) the Company and its Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(ii) “Company RSU Award” means each restricted stock unit award to receive shares of Company Common Stock granted pursuant to the Company Equity Plans or Company Benefit Plans. For the avoidance of doubt, all restricted stock units covering shares of Company Common Stock, whether vested or unvested, will be treated as Company RSU Awards for all purposes of this Agreement and will be subject to the treatment provided pursuant to Section 3.8 to the extent outstanding as of immediately prior to the Effective Time.

(jj) “Company Software” means all Software products that are proprietary to the Company and its Subsidiaries and that are currently or since the Lookback Date have been offered, licensed, sold, or distributed by the Company or any of its Subsidiaries, or that are currently under development for commercial launch by the Company or any of its Subsidiaries and all third-party Software exclusively licensed to the Company or any of its Subsidiaries.

(kk) “Company Stockholders” means the holders of shares of Company Capital Stock.

(ll) “Company Termination Fee” means an amount in cash equal to $3,000,000.

(mm) “Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of December 30, 2025, by and between the Company and Parent.

(nn) “Consent” means any notice, consent, approval, clearance, waiver, Permit, filing, declaration, registration or order.

(oo) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(pp) “Contract” means any written contract, lease, license, indenture, note, bond, agreement or other binding instrument.

(qq) “Convertible Notes” means those certain series of notes designated as Note Series 2022A held by certain persons and entities set forth on Section 1.1(pp) of the Company Disclosure Letter.

(rr) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance, as set forth on Section 1.1(qq) of the Company Disclosure Letter.

(ss) “DTC” means the Depository Trust Company.

(tt) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(uu) “ERISA” means the Employee Retirement Income Security Act of 1974.

(vv) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(ww) “ESPP” means the Company’s 2023 Employee Stock Purchase Plan, as amended.

(xx) “Exchange Act” means the Securities Exchange Act of 1934.

(yy) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(zz) “Fraud” means Delaware common law intentional fraud (with scienter) solely in the representations and warranties contained in this Agreement (it being understood that “Fraud” shall require the actual knowledge that such representation or warranty was false when made).

(aaa) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(bbb) “Generative AI Tools” means AI Technology capable of generating various types of content that is similar to or that is intended to mimic that produced by a human author, or that is otherwise intended to represent original content (including text, images, video, audio, or computer code), based on user-supplied prompts.

(ccc) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational.

(ddd) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(eee) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to, Environmental Law, including petroleum and petroleum products.

(fff) “Highbridge Loan Agreement” means the Loan and Security Agreement, dated as of December 16, 2021, by and among the Company, certain subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto (the “2L Lenders”) and Alter Domus (US) LLC, as administrative and collateral agent for the lenders, as amended by the Waiver and First Amendment to Loan and Security Agreement, dated as of July 12, 2022, the Second Amendment to Loan and Security Agreement, dated as of February 9, 2023, the Third Amendment to Loan and Security Agreement, dated as of May 18, 2023, the Fourth Amendment to Loan and Security Agreement, dated as of January 19, 2024, the Fifth Amendment to Loan and Security Agreement, dated as of December 31, 2024, the Sixth Amendment to Loan and Security Agreement dated as of January 31, 2025, the Seventh Amendment to Loan and Security Agreement, dated February 14, 2025, the Eighth Amendment to Loan and Security Agreement, dated February 26, 2025, and as further amended, restated, supplemented or otherwise modified from time to time.

(ggg) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all Capitalized Lease Obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment, software, goods or services (other than ordinary course trade payables); (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (vi) reimbursement obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations, to the extent drawn, entered into by or on behalf of such Person and (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any of the foregoing of another Person.

(hhh) “Intellectual Property” means the statutory and common law rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof (“Patents”); (ii) copyrights, copyright registrations, applications, renewals or extensions therefor and all other corresponding rights in work of authorship (“Copyrights”); (iii) trademarks, brand names, trade names, logos, and service marks, and trademark and service mark registrations, applications, extensions, modifications, or renewals therefor and corresponding rights in indicia of origin, the goodwill associated with the foregoing (“Marks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how, methods, processes, formulas, designs, methods, techniques, software programs (including all source code, object code, firmware, programming tools or documentation), vendor lists, customer lists, technical databases and compilations of technical data, including any and all technical data and collections of technical data and documentation and media constituting, describing, or relating to the above (“Trade Secrets”); (v) Software; (vi) any similar, corresponding or equivalent rights to any of the foregoing and (vii) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing.

(iii) “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known by, nor reasonably foreseeable to, the Company Board (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof); provided, that, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof shall, in each case, be considered known and reasonably foreseeable occurrences and (ii) does not relate to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal.

(jjj) “IRS” means the United States Internal Revenue Service.

(kkk) “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of the date of this Agreement of the individuals set forth on Section 1.1(jjj) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question.

(lll) “Law” means any applicable statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement.

(mmm) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(nnn) “Lookback Date” means October 19, 2023.

(ooo) “Material Contract” means any of the following Contracts (other than a Company Benefit Plan, except as provided below):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) the IP Contracts;

(iii) any Contract that restricts or purports to restrict in any material respect the ability of the Company or any of its Affiliates to (A) enter into any new category of product line or compete in any geographic area that is material to the Company or such Subsidiary, (B) engage in or compete with any Person in any material line of business, including pursuant to a “most favored nation” or exclusivity provision or (C) solicit any customers or individuals for employment.

(iv) any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $150,000 after the date of the Audited Company Balance Sheet other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after the date of this Agreement;

(v) the Company Loan Agreements, the Convertible Notes, the Company Debt Settlement Agreements and any other mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $250,000 other than (A) accounts receivables and payables in amounts and aging that are in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi) any Contract relating to a joint venture, legal partnership or similar Contract;

(vii) any Contract that is an agreement in settlement of a dispute or Legal Proceeding (A) with an unpaid value in excess of $150,000 or (B) that imposes material obligations on, or provides material benefits to, the Company or any of its Subsidiaries;

(viii) any Contract between the Company or any of its Subsidiaries and any Governmental Authority;

(ix) any Contract (other than a Lease) that by its express terms requires the Company or any of its Subsidiaries, or any successor to, or acquirer of, the Company or any of its Subsidiaries, to make any payment to another Person as a result of a change of control of the Company or any of its Subsidiaries (a “Change of Control Payment”);

(x) any Lease;

(xi) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interest of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(xii) any Contract (A) with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), Person holding 5 percent or more of the Company Shares, or, to the Knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing or (B) in which any of the foregoing Persons has a direct or indirect material financial interest;

(xiii) any Contract (A) providing for the employment or engagement of any Service Provider for annual compensation in excess of $200,000; (B) providing for the employment or engagement of any Service Provider other than on an at-will basis; (C) requiring severance payments to any Service Provider upon a termination of employment or engagement; or (D) relating to any change in control, retention or similar agreement for any Service Provider or other agreement that, in each case, provides for accelerated vesting of equity securities of the Company in connection with a change in control;

(xiv) any Labor Agreement;

(xv) any Contract that grants any third party any exclusive rights, right of first refusal, right of first offer, option or similar right or any Contract that grants any third party any other lien (other than Permitted Liens) with respect to any material assets, material rights or material properties of the Company and its Subsidiaries;

(xvi) any Contract for any disposition or acquisition of inventory, materials and/or equipment by the Company or any of its Subsidiaries with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, other than any such Contracts for the disposition or acquisition of inventory, materials and/or equipment entered into in the ordinary course of business consistent with past practice;

(xvii) any Contract providing for continuing or outstanding indemnification obligations by the Company or any of its Subsidiaries and that are material to the Company, other than indemnification obligations entered into with commercial counterparties in the ordinary course of business consistent with past practice; and

(xviii) any Contract with a Material Customer presently receiving services.

(ppp) “Midcap Credit Agreement” means that certain Credit, Security and Guaranty Agreement, dated as of February 26, 2025, by and among the Company, certain subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto (the “Midcap Lenders”) and Midcap Funding IV Trust, as administrative agent to the lenders, as amended, restated, supplemented or otherwise modified from time to time.

(qqq) “Nasdaq” means The Nasdaq Stock Market.

(rrr) “Open Source Software” means any Software or code library that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd).

(sss) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Offer and the Merger or the ability of Parent and Purchaser to perform their respective covenants and obligations pursuant to this Agreement.

(ttt) “Parent Related Parties” means, collectively, (i) Parent, Purchaser and each of their Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Parent, Purchaser, each of their Subsidiaries, and each of their respective Affiliates.

(uuu) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and other approvals and authorizations from Governmental Authorities.

(vvv) “Permitted Lien” means any of the following: (i) liens or other encumbrances securing Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens, security interests or other encumbrances incurred in the ordinary course of business consistent with past practice and in respect of obligations that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than Capital Leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, letters of credit, bankers’ acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens or encumbrances of any type, in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (viii) liens or other encumbrances the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Owned Intellectual Property; (x) any other liens, security interests, or other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not have a Company Material Adverse Effect; (xi) statutory, common law or contractual liens or other encumbrances in favor of landlords under real property leases; (xii) liens or other encumbrances in respect of the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xiii) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries that do not in any instance secure an obligation to pay money and do not materially impair the use, operation or occupancy of such real property by the Company or applicable Subsidiary or materially detract from the value of such real property or impact the marketability of such real property based upon its current use; (xiv) liens or other encumbrances imposed by Law (other than Tax Laws); (xv) liens and other encumbrances in favor of banks or other depository institutions securing obligations in respect of cash management or treasury services; and (xvi) liens, security interests or other encumbrances securing Indebtedness.

(www) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(xxx) “Personal Information” means information that identifies or is reasonably capable of identifying a particular person, device, or household, including any information that is considered “personally identifiable information,” “personal information,” or “personal data” under Privacy Laws.

(yyy) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article IX and (ii) Acceptance Time.

(zzz) “Privacy Requirements” mean all: (i) Laws regarding privacy, security, or data protection applicable to the processing of Personal Information by or on behalf of the Company or its Subsidiaries, including such Laws regarding data breach notification, consumer protection, requirements for website and mobile application privacy policies and practices, data security, and email, text message or telephone communications (collectively, “Privacy Laws”); (ii) industry standards regarding privacy, security, or data protection (including, to the extent applicable, the Payment Card Industry Data Security Standard) to which the Company or any of its Subsidiaries is legally bound; and (iii) the Company’s or any of its Subsidiaries’ obligations regarding privacy, security, or data protection under any Contracts to which it is a party.

(aaaa) “Registered Intellectual Property” means Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

(bbbb) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, representatives and advisors of a Party.

(cccc) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(dddd) “SEC” means the United States Securities and Exchange Commission.

(eeee) “Securities Act” means the Securities Act of 1933.

(ffff) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(gggg) “Software” means any and all computer programs, operating systems, applications, firmware, and other code, including all source code, object code, and application programming interfaces.

(hhhh) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(iiii) “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view than the Transactions (including the Offer and the Merger) (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(jjjj) “Support Agreements” shall have the meaning set forth in the Recitals.

(kkkk) “Tax” (and, with correlative meaning, “Taxes”) means any U.S. federal, state, local or non-U.S. income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, alternative or added minimum tax, windfall profits tax, or any other taxes, fees, levies, imposts, customs, duties or other assessments, together with any interest, penalty or addition thereto, whether disputed or not, in each case imposed by any Governmental Authority.

(llll) “Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with, or required to be filed with, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(mmmm) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Support Agreements, the Debt Settlement Agreement, the Convertible Notes Amendment and any other document contemplated by those agreements or any document or instrument delivered in connection with this Agreement or those agreements.

(nnnn) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, current or former directors, officers or employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, current or former directors, officers or employees, in each case in connection with, arising from or otherwise relating to the Offer or the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in any Offer Documents or any other communications to the Company Stockholders, in each case other than any Legal Proceedings among the Parties or their respective Affiliates related to this Agreement, the Transaction Documents, the Offer or the Merger.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2L Debt Settlement Agreement	Recitals
2L Lenders	1.1(eee)
Acceptance Time	2.1(e)
Affidavit of Loss	3.7(a)(iii)
Agreement	Preamble
Alternative Acquisition Agreement	6.3(a)
Arrangements	7.18

Term	Section Reference
Certificates	3.9(c)(i)
Change of Control Payment	1.1(nnn)(ix)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.3(c)(i)
Company Common Stock	Recitals
Company Compensation Committee	7.18
Company Disclosure Letter	1.4
Company Option Consideration	3.8(b)
Company RSU Award Consideration	3.8(a)
Company SEC Reports	4.8
Company Securities	4.6(c)
Company Shares	Recitals
Convertible Notes Amendment	Recitals
Copyrights	1.1(ggg)
Debt Settlement Agreements	Recitals
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
DSP	5.12
DTC Payment	3.9(d)
Effect	1.1(aa)
Effective Time	3.2
Electronic Delivery	10.14
Employment Laws	4.18(c)
Exchange Fund	3.9(b)
Excluded Benefits	7.6(b)
Indemnified Persons	7.5(a)
International Employee Plans	4.17(a)
IP Contracts	4.15(d)
Labor Agreements	4.18(b)
Labor Entities	4.18(b)
Labor Entity	4.18(b)
Lease	4.13(a)
Leased Real Property	4.13(b)
Marks	1.1(ggg)
Material Customer	4.25
Material Supplier	4.25
Maximum Annual Premium	7.5(c)
Merger	Recitals
Merger Consideration	Recitals
Midcap Debt Settlement Agreement	Recitals
Midcap Lenders	1.1(nnn)(i)
Minimum Condition	2.1(a)(i)

Term	Section Reference
New Plans	7.6(c)
Notice Period	6.3(d)(ii)(C)
Offer	Recitals
Offer Documents	2.1(f)(i)(A)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.6(c)
Owned Company Shares	3.7(a)(ii)
Parent	Preamble
Party	Preamble
Patents	1.1(ggg)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 10.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(h) References to Parties. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement (other than for the purposes of the delivery of financial statements prepared in accordance with GAAP) regardless of any change in

GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Ashburn, Virginia.

(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q) Representations Are Not Covenants. Nothing contained in Article IV or Article (a) may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 4.26 and Section 5.13 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party at least one Business Day prior to the date of this Agreement, including by being (i) posted to the virtual data room managed by the Company in connection with the Offer or the Merger or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

(x) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries, as well as reasonable actions or omissions taken or to be taken by the Company and its Subsidiaries in good faith from time to time in response to changing economics and other conditions, circumstances, events or Effects.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Purchaser on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares (other than Owned Company Shares) at a price per Company Share equal to the Offer Price. The Offer shall be made by means of an offer to purchase the Company Shares (the “Offer to Purchase”) that is disseminated to all of the holders of Company Shares and contains the terms and conditions set forth in this Agreement and in Schedule A. Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the scheduled expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Purchaser (if any), represents at least a majority of all then outstanding Company Shares (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures); and

(ii) the other conditions set forth in Schedule A.

(b) Changes to the Offer. Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Purchaser may not (and Parent shall not permit Purchaser to) (i) amend, modify or waive the Minimum Condition, or any of the conditions set forth in clause (b) of Schedule A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than the Minimum Condition and the other conditions set forth on Schedule A, (E) modifies the conditions set forth in Schedule A or (F) amends any other term of or condition to the Offer in any manner that is adverse to the holders of Company Shares.

(c) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, Eastern time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, without the consent of the Company:

(A) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case, which is applicable to the Offer;

(B) in the event that any of the Minimum Condition or the other conditions set forth on Schedule A have not been satisfied or waived as of any then scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) Business Days each in order to further seek to satisfy the Minimum Condition or the other conditions set forth on Schedule A;

(C) without limiting the other terms of this Section 2.1(d)(ii), in the event that an Acquisition Proposal shall have been publicly announced or shall have been publicly disclosed (or any material amendment to any such Acquisition Proposal shall have been publicly announced or shall have been publicly disclosed) and, in any such case, shall not have been publicly withdrawn or otherwise abandoned as of any then scheduled expiration of the Offer, Purchaser shall, at the request of the Company, extend the Offer for an extension period of ten (10)

Business Days (it being understood and agreed that Purchaser shall not be required to extend the Offer pursuant to this clause (C) on more than one occasion); provided, however, that any such extension pursuant to the immediately preceding clauses (A) through (C) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

(iii) Purchaser may extend the Offer at any time without the consent of the Company in order to further seek to satisfy the Minimum Condition or the other conditions set forth on Schedule A.

(iv) Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(v) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e) Payment for Company Shares. On the terms and subject to conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii)) (such time, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Company Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any Company Shares if, as a result, Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, without interest, subject to reduction for any applicable withholding taxes payable in respect thereof in accordance with Section 3.12.

(f) Schedule TO; Offer Documents.

(i) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

(A) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and form of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D) cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act.

(ii) Unless the Company Board of Directors has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board of Directors set forth in Section 2.2(a) that relate to the Offer. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and its Subsidiaries that is reasonably required by Law or is reasonably requested by Parent to be included in the Schedule TO or the Offer Documents. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is reasonably necessary to include in the Offer Documents in order to satisfy Laws. If at any time prior to the expiration of the Offer, any information is discovered by any Party which should be set forth in an amendment or supplement to the Offer Documents so that the Offer Documents do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, such Party shall promptly provide such information to the other Parties, and Parent and Purchaser shall promptly correct or supplement any information provided by it or any of its respective Representatives for use in the Offer Documents if and to the extent doing so is required by Law, the SEC or Nasdaq. Parent and Purchaser shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case as and to the extent required by Laws, or by the SEC or its staff or Nasdaq. Unless the Company Board of Directors has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Unless the Company Board of Directors has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, Parent and Purchaser shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations.

(i) The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held at or prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein: (A) determined that the terms of the Offer, the Merger and the other Transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders; (B) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein; and (D) resolved to make the Company Board Recommendation; provided, however, that the Company Board of Directors may effect a Company Board Recommendation Change in accordance with the terms of Section 6.3.

(ii) The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents, unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO or as soon as practicable thereafter (provided that such filing need not take place earlier than ten (10) Business Days after the date hereof), a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be distributed to the holders of Company Shares promptly after the filing of the Schedule 14D-9 with the SEC and the commencement of the Offer. The Schedule 14D-9 shall also contain and constitute the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be distributed to the holders of Company Shares together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is reasonably required by Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is reasonably necessary to include in the Schedule 14D-9 in order to satisfy Laws. If at any time prior to the expiration of the Offer, any information is discovered by any Party which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, such Party shall promptly provide such information to the other Parties, and the Company shall promptly correct or supplement any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent doing so is required by Law, the SEC or Nasdaq. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by Laws. Unless the Company Board of Directors has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board of Directors has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, the Company shall provide in writing to Parent, Purchaser and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board of Directors has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9.

(c) Company Information. Unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3, the Company shall, or shall cause its transfer agent to, furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Purchaser shall withdraw the Offer, promptly return (and shall use their respective reasonable best efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of Company Shares accepted for payment by Purchaser effective immediately after the Acceptance Time.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, (a) Purchaser will be merged with and into the Company; (b) the separate corporate existence of Purchaser will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The Parties agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Purchaser and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Purchaser and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

3.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely via the electronic exchange of documents, as soon as practicable following the Acceptance Time, and in any case no later than the second Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) at such other time, location and date as Parent, Purchaser and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.5(a), the Charter will be amended and restated in its entirety to be in the form set forth on Exhibit A to this Agreement, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.5(a), the Parties will take all necessary actions so that the bylaws of the Surviving Corporation will be amended and restated in its entirety to be in the form set forth on Exhibit B to this Agreement, and such amended and restated bylaws shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.6 Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties will take all necessary actions so that the directors of Purchaser as of immediately prior to the Effective Time are the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their resignation or removal.

(b) Officers. The Parties will take all necessary actions so that the officers of the Surviving Corporation immediately following the Effective Time shall be as set forth on Schedule 3.6(b), until their respective successors are duly appointed, or until their resignation or removal.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Purchaser that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Purchaser will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Purchaser; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Purchaser as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $5.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 3.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (an “Affidavit of Loss”) (and bond, if required) in accordance with the provisions of Section 3.11), and all such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Per Share Price.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder or in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such shares of Company Common Stock, in each case, who is entitled to demand and properly exercises and perfects (and has not lost or properly withdrawn) a demand for appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 3.7. Such Company Stockholders (or such beneficial owners who beneficially own shares of Company Common Stock) will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or such beneficial owners who beneficially own shares of Company Common Stock) who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an Affidavit of Loss (and bond, if required) in accordance with the provisions of Section 3.11).

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 3.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

3.8 Equity Awards.

(a) Company RSU Awards. Parent will not assume any Company RSU Awards. At the Effective Time, each Company RSU Award outstanding as of immediately prior to the Effective Time will, without any action on the part of Parent, Purchaser, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Price by (ii) the total number of shares of Company Common Stock subject to such Company RSU Award (such amount in cash, the “Company RSU Award Consideration”). The payment of the Company RSU Award Consideration will be subject to withholding for all required Taxes. As of the Effective Time, all Company RSU Awards shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the Company RSU Award Consideration.

(b) Company Options. Company Options. Parent will not assume any Company Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time will, without any action on the part of Parent, Purchaser, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount, if any, by which the Offer Price exceeds the exercise price per share attributable to such Company Option by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (such amount in cash, the “Company Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Offer Price, such Company Options will be cancelled without any cash payment or other consideration being made in respect thereof. The payment of the Company Option Consideration will be subject to withholding for all required Taxes. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Company Option Consideration.

(c) Payment Procedures. At or following the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, an amount sufficient to enable the Company to pay the aggregate (i) Company RSU Award Consideration owed to all holders of Company RSU Awards; and (ii) Company Option Consideration owed to all holders of Company Options. As soon as reasonably practicable following the Closing Date, the applicable holders of Company RSU Awards and Company Options will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company RSU Awards or Company Options that are cancelled and converted pursuant to Section 3.8(a) or Section 3.8(b), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSU Awards or Company Options pursuant to Section 3.8(a) or Section 3.8(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder as soon as reasonably practicable following the Effective Time.

(d) Necessary Further Actions. The Company and the Company Board (or, if appropriate, any committee thereof) will take all action within its power and authority reasonably necessary to effect the cancellation of Company RSU Awards and Company Options as of the Effective Time and to give effect to this Section 3.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company RSU Awards and all Company Equity Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).

(e) Treatment of Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement, the Company will take all actions necessary to (i) provide that no new individuals will be permitted to enroll in the ESPP following the date of this Agreement; (ii) cause any offering period or purchase period under the ESPP that otherwise would be outstanding at the Effective Time to be terminated no later than the Closing Date, but prior to the Effective Time; (iii) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (iv) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect on the date of this Agreement from those in effect on the date of this Agreement; (v) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; and (vi) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the date of this Agreement. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock and return any funds not applied to the purchase of whole shares of Company Common Stock to the participant, in each case, in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

3.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 3.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 3.7 (excluding, for the avoidance of doubt, any amounts deposited with the Company to pay the Company RSU Award Consideration and Company Option Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 3.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 3.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 3.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 3.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 3.7. Upon surrender to the Payment Agent of a Certificate (or Affidavit of Loss in lieu of a Certificate as provided in Section 3.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 3.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 3.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 3.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 3.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 3.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 3.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 3.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if (i) such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other similar Taxes have been paid and (ii) the Person requesting such payment has paid to Parent (or any agent designated by Parent) any applicable stock transfer or other similar Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or has otherwise established to the satisfaction of Parent (or any agent designated by Parent) that such stock transfer or other similar Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 3.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 3.7.

3.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 3.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 3.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the

Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 3.9(c)) be cancelled and exchanged as provided in this Article II.

3.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an Affidavit of Loss by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 3.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3.13 Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

3.14 Necessary Further Actions. Each of the Company, Parent and Purchaser agree to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Acceptance Time without a meeting of the Company Stockholders, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, then the directors and officers of the Company and Purchaser as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article IV, except (a) as disclosed in the Company SEC Reports (including exhibits and other information incorporated by reference therein but other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) since November 13, 2025; or (b) as set forth in the Company Disclosure Letter (subject to the limitations described in Section 1.4), the Company represents and warrants to Parent and Purchaser as follows:

4.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of its Charter or Bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar organizational or governing documents) in any material respect.

4.2 Corporate Power; Enforceability. Assuming the accuracy of the representations contained in Section 5.6, the Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Offer and the Merger. Assuming the accuracy of the representations contained in Section 5.6, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Offer and the Merger have each been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement; or (iii) the consummation of the Offer and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3 Company Board Approval; Stockholder Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (ii) determined that the terms of this Agreement and the transactions contemplated hereby, including the Transactions are fair to, and in the best interests of, the Company and its stockholders; (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to make the Company Board Recommendation.

(b) Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under Law and the Company’s Charter and Bylaws to adopt this Agreement and approve the Merger.

(c) Fairness Opinion. The Company Board received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Offer Price to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent, if applicable) pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser).

(d) Anti-Takeover Laws. Assuming that the representations of Parent and Purchaser set forth in Section 5.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Offer or the Merger.

4.4 Non-Contravention. Assuming the accuracy of the representations contained in Section 5.6, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Offer and the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 4.5 and, in the case of the consummation of the Offer and the Merger, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

4.5 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Offer or the Merger, except (i) the filing of the Offer Documents, the Schedule 14D-9, the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such other filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

4.6 Company Capitalization.

(a) Capital Stock and Related Matters.

(i) Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (A) 500,000,000 shares of Company Common Stock; and (B) 100,000,000 shares of Company Preferred Stock. As of the Capitalization Date, the Company has reserved 116,202 shares of Company Common Stock for issuance pursuant to the Company Equity Plans.

(ii) Current Capitalization. As of the Capitalization Date, (A) 2,196,934 shares of Company Common Stock were issued and outstanding; (B) 0 shares of Company Preferred Stock were issued and outstanding; and (C) 0 shares of Company Common Stock were held by the Company as treasury shares. As of the Capitalization Date, there were outstanding (1) Company RSU Awards representing the right to receive up to 148,559 shares of Company Common Stock; and (2) Company Options to acquire 0 shares of Company Common Stock with an exercise price per share less than the Offer Price.

(iii) Company RSU Awards and Company Options. The Company has made available a true and complete list, as of the Capitalization Date, of (A) each Company RSU Award and each Company Option; (B) the name of the holder of each such Company RSU Award and Company Option; (C) the number of shares of Company Common Stock underlying each such Company RSU Award and Company Option; (D) the date on which each such Company RSU Award and Company Option was granted; (E) the Company Equity Plan under which each such Company RSU Award and Company Option was granted; (F) the vesting schedule with respect to each such Company RSU Award and Company Option, including any right of acceleration of such vesting schedule; (G) the exercise price or purchase price per share of each such Company Option (or Company RSU Award, if applicable); and (H) the expiration date of each such Company RSU Award and Company Option.

(b) Validity; No Other Issuances. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company RSU Awards or Company Options granted prior to the date of this Agreement.

(c) No Other Company Securities. Except as set forth in this Section 4.6, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d) No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

4.7 Subsidiaries.

(a) Subsidiaries. Section 4.7(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

(d) No Other Interests in Persons. Except for the capital stock and voting securities of, and other equity interests in, the Subsidiaries of the Company, none of the Company nor any Subsidiary of the Company (i) owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

4.8 Company SEC Reports. The Company has timely filed with or furnished to the SEC all forms, reports and documents that have been required to be filed by it pursuant to Laws since the Lookback Date (such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

4.9 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports and the unaudited consolidated monthly financial statements for fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025, which have been made available to Parent (i) were prepared in accordance with GAAP (except as indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2024. Since December 31, 2024, and through the date of this Agreement, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2024, and conclude, after such assessment, that such system was effective. Since the Lookback Date, the principal executive officer and principal financial officer of the Company have each made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that has not been subsequently remediated that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) Indebtedness. Section 4.9(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the Capitalization Date along with, for each item of Indebtedness, (i) the total outstanding principal amount, (ii) all accrued and unpaid interest, (iii) all fees, prepayment penalties, premiums, and other amounts that would be payable in connection with the repayment in full of such Indebtedness at the Closing, and (iv) (x) in the case of Indebtedness described in clause (i) or (ii) of the definition of “Indebtedness,” the total aggregate amount required to repay such Indebtedness in full at the Closing (including all amounts described in clauses (i) – (iii) of this Section 4.9(d)), and (y) in the case of all other Indebtedness, a good faith estimate of the total aggregate amount required to repay such Indebtedness in full at the Closing (including all amounts described in clauses (i) – (iii) of this Section 4.9(d)).

4.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred after the date hereof in connection with the Offer or the Merger; (c) incurred in the ordinary course of business since the date of the Audited Company Balance Sheet; or (d) that would not have a Company Material Adverse Effect.

4.11 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since January 1, 2025, through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business; (ii) the Company has not taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(f), Section 6.2(j) or Section 6.2(n).

4.12 Material Contracts.

(a) Material Contracts. Section 4.12 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent a true, correct and complete copy of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and, to the Knowledge of the Company, any other party thereto, and is in full force and effect, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default pursuant to any Material Contract, and no event has occurred that would constitute such a material breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a default or material breach under any Material Contract. Neither the Company nor any of its Subsidiaries have affirmatively waived any material rights under any Material Contract. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any third party to any Material Contract that such party intends to terminate or materially modify to the detriment of the Company such Material Contract.

4.13 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 4.13(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good, valid and subsisting leasehold estates in or a license to use the Leased Real Property, free and clear of all liens (other than Permitted Liens); and (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default pursuant to any Lease. The Leased Real Property is in all material respects in sufficient operating condition and repair for the conduct of the Company’s business, ordinary wear and tear excepted.

4.14 Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (d) has exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; or (e) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

4.15 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material Company Registered Intellectual Property. Except as would not have a Company Material Adverse Effect, all material Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Ownership. Except as would not be expected to have a Company Material Adverse Effect, the Company Intellectual Property constitutes all Intellectual Property that is used in, held for use in or necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted; provided, however this sentence shall not be understood to be a representation and warranty with respect to the infringement or misappropriation of Intellectual Property. The Company and its Subsidiaries solely and exclusively own all the Company Owned Intellectual Property and hold all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to the Company Owned Intellectual Property. There are no restrictions on the Company or its Subsidiaries’ right to use, transfer or license any Company Owned Intellectual Property, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(c) No Order. No material Company Owned Intellectual Property is subject to any Legal Proceeding, judgment, or outstanding order against the Company, in effect as of the date of this Agreement, prohibiting or materially restricting the Company or its Subsidiaries from using, transferring, or licensing thereof, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(d) IP Contracts. Section 4.15(d) of the Company Disclosure Letter sets forth a complete and accurate list of Contracts material to the business of the Company and its Subsidiaries and in effect as of the date of this Agreement pursuant to which (i) the Company or any of its Subsidiaries has granted a license to a third Person under any material Company Owned Intellectual Property, other than (A) any non-disclosure agreements, (B) contracts entered into with customers or end users to grant non-exclusive licenses to use the Company’s products or services in the ordinary course of business, (C) Contracts with consultants, contractors, vendors and other service providers to the extent granting non-exclusive licenses in connection with the counterparty’s provision of products or services to or for the Company or any of its Subsidiaries or (ii) a third Person has licensed any Company Licensed Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries taken as a whole, excluding in the case of this clause (ii), any (A) non-disclosure agreements; (B) non-exclusive licenses or related services Contracts for off-the-shelf commercially available software, technology or Intellectual Property that is offered pursuant to shrinkwrap, click through, or other standard form agreements; (C) any licenses to software and materials licensed as open-source, public-source or freeware; (D) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property; and (E) non-exclusive licenses authorizing limited use by the Company and its Subsidiaries of brand materials, feedback, or other Intellectual Property that are incidental to the primary purpose of the Contract (all such Contracts that are, or are required to be, listed under clauses (i) and (ii) of this Section 4.15(d), the “IP Contracts”).

(e) No Infringement. To the Knowledge of the Company, as of the date of this Agreement, the operation of the business of the Company and any of its Subsidiaries, the Company’s current products and services and the Company Owned Intellectual Property does not infringe, misappropriate, or otherwise violate the Intellectual Property of any third Person, except where such infringement, misappropriation, or violation would not have a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, this Section 4.15(e) contains the only representation or warranty made by the Company with respect to infringement, misappropriation, or violation of Intellectual Property of any third Person.

(f) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the Company’s current products and services or the Company Owned Intellectual Property infringe, misappropriates, or otherwise violates the Intellectual Property of any third Person in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, the Company has not made or asserted any written notice alleging infringement, or violation or misappropriation of any Company Owned Intellectual Property that is currently outstanding and unresolved.

(g) Employee Agreements. All current and former employees and independent contractors of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any material Company Owned Intellectual Property to enter into proprietary rights agreements with the Company or a Subsidiary in which they have, subject to limitations of Law, assigned or vested ownership of all their rights in such Intellectual Property to the Company or the Subsidiary and have agreed to maintain the confidentiality and secrecy of such Intellectual Property, except where the failure of such Persons to have entered into such agreements or otherwise validly assigned or vested such ownership would not have a Company Material Adverse Effect.

(h) Company IT Systems. All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s and its Subsidiaries’ business as currently conducted, in all material respects. Since the Lookback Date, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other substantial impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of the Company and its Subsidiaries and that has not been remedied in all material respects. The Company and its Subsidiaries have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. To the Company’s Knowledge, no Company IT Systems contains any “viruses,” “worms,” or any other malicious code, bug, defect, or error that materially adversely affects, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company IT System.

(i) Company Software. Section 4.15(i) of the Company Disclosure Letter sets forth a complete and accurate list of the names of Company Software products. Except would not be expected to result in a Company Material Adverse Effect, no Company Software contains any bug, defect, or error that materially adversely affects, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Software.

(j) Source Code. The Company and its Subsidiaries are in actual possession of and have exclusive administrative-level control over a complete and correct copy of the source code for all proprietary components of the Company Software. Except for application programming interfaces and other code that is generally available to customers, and except for access to Service Providers as reasonably necessary to perform services to the Company or its Subsidiaries pursuant to written contracts that contain confidentiality obligations and other restrictions limiting such Service Providers’ access to and use of such source code for such purpose, neither the Company nor any of its Subsidiaries have disclosed, licensed, made available or delivered, and have no duty or obligation to disclose, license, make available or deliver, to any escrow agent or other third party any of the source code for any Company Software, and, as of the date of this Agreement, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in or legally require the Company to do any of the foregoing. Neither this Agreement nor the consummation of the Offer or the Merger will result in the disclosure to a third party of any source code included in the Company Software (including any release from escrow of any such source code).

(k) Open Source Software. The Company and its Subsidiaries have in place appropriate processes and procedures of identifying and tracking the use of any Open Source Software that is used in the development of or is incorporated into, combined with, linked with, or is otherwise distributed with any Company Software. The Company and its Subsidiaries are in compliance with all notice, attribution, and other material requirements of each license agreement for Open Source Software used by the Company. The Company and its Subsidiaries have not used Open Source Software in any manner that, with respect to any Company Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof.

(l) Privacy, Data Protection and Data Security. The Company and each of its Subsidiaries comply and at all times since the Lookback Date have complied, in all material respects, with all applicable: (i) Company Privacy and Security Policies and (ii) Privacy Requirements with respect to their collection, use and disclosure of Personal Information. At all times since the Lookback Date, the Company and its Subsidiaries have (i) made all material disclosures to users or customers about their respective activities involving the processing Personal Information as required by applicable Privacy Laws, and none of such disclosures made or contained in any Company Privacy and Security Policy has been, in any material respects, inaccurate, misleading, deceptive, or in violation of any applicable Privacy Requirements (including by containing any material omission); and (ii) obtained all material consents required under applicable Privacy Laws to process Personal Information.

(m) Security Incidents. Since the Lookback Date (i) neither the Company nor any of its Subsidiaries has suffered any unauthorized acquisition of, access, disclosure, use, denial of use, alteration, corruption, destruction, deletion, compromise, impairment, intrusion to, loss, or breach of Personal Information, confidential information, and/or Company IT Systems, including any that would trigger a notification or reporting requirement to any Governmental Authority or data subjects under applicable Privacy Requirements, except, in each case, for instances that would not have a Company Material Adverse Effect (a “Security Incident”); and (ii) neither the Company nor any of its Subsidiaries has notified and, to the Company’s Knowledge, since the Lookback Date, there have been no facts or circumstances that would require the Company or its Subsidiaries to notify, any Governmental Authority or other Person of any Security Incident. Since the Lookback Date (i) neither Company nor any of its Subsidiaries has received any notice, request, claim, complaint, correspondence, or other communication in writing from, by, or before any Governmental Authority, and (ii) to the Company’s Knowledge here has not been any audit, investigation, or enforcement action (including any fines or other sanctions), in each case with respect to clauses (i) and (ii), relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Requirement, Company Privacy and Security Policy, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Company or any of its Subsidiaries, or held or processed by any Service Provider for or on behalf of the Company.

(n) AI Technology. Section 4.15(n) of the Company Disclosure Letter sets forth a complete and accurate list of all Company AI Products. The Company and its Subsidiaries have not used any Generative AI Tools in the development of any material Company Owned Intellectual Property that the Company or any of its Subsidiaries intended to maintain as proprietary, including in the development of any material components of Company AI Product or Company Software in a manner that would materially affect the Company’s or any of its Subsidiaries’ ownership or rights therein. The Company and its Subsidiaries have implemented and complied with reasonable policies and procedures, consistent with industry standards, for the use of AI Technology in the conduct of the Company’s and its Subsidiaries’ business. The Company and its Subsidiaries, and, to the Company’s Knowledge, all other Persons acting for or on behalf of the Company or any of its Subsidiaries in connection with any Company AI Product, are in compliance with in all material respects, and have since the Lookback Date been in compliance with in all material respects, all: (i) use restrictions and other requirements of any license, consent, or other Contract, website terms of use or terms of service, or other terms relating to the use of AI Technology in the conduct of the Company’s and its Subsidiaries’ business; and (ii) Laws applicable to the design, development, training, fine-tuning, implementation, deployment, provision, or use of any Company AI Product.

4.16 Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid, or have reserved in accordance with GAAP for the payment of, all U.S. federal income and other material Taxes that are required to be paid (whether or not shown on any such Tax Return). The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, except for extensions requested in the ordinary course of business that are automatically granted, in each case that has not since expired.

(c) Withholding Taxes. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) has withheld with respect to their employees and other third Persons all Taxes required to be withheld (including, for the avoidance of any doubt, United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act); and (ii) has timely paid over any amounts so withheld to the appropriate Tax authority.

(d) No Audits. No audits or other examinations with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved. Since January 1, 2021, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(e) No Liens. There are no liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for Permitted Liens.

(f) No Spin-offs. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(g) No Tax Shelters or Listed Transactions. None of the Company or any of its Subsidiaries has consummated or participated in, and are not currently participating in, any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the Treasury Regulations promulgated thereunder, or a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any similar transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(h) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of law.

(i) No Deferred Income. None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code or similar agreement entered into on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) incurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue realized on or prior to the Closing Date outside the ordinary course of business or (vi) the application of Sections 702, 951, 951A or 1293 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) or any “gain recognition agreement” pursuant to Section 367 of the Code, in each case, with respect to a taxable period ending on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(j) No Partnerships. None of the Company or any of its Subsidiaries is a member of an entity or arrangement classified as a partnership for U.S. federal income Tax purposes.

(k) Foreign Taxation. Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had employees, or had a permanent establishment (or any other place of business) in any country other than the country of its formation.

(l) FIRPTA. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Sales Tax Compliance. The Company and its Subsidiaries have collected all material sales, use, goods and services, harmonized sales, value added, and similar Taxes required to be collected and have timely remitted such amounts to the appropriate Governmental Authority, or have been furnished properly completed exemption certificates and the Company and its Subsidiaries have complied in all material respects with all Tax reporting and recordkeeping requirements relevant to such Taxes.

(n) Transfer Pricing. Each Company and Subsidiary is in compliance in all material respects with all applicable transfer pricing Laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company and its Subsidiaries are arm’s-length prices for purposes of the relevant applicable transfer pricing Laws, including but not limited to Treasury Regulations promulgated under Section 482 of the Code.

(o) Unclaimed Property. The Company and its Subsidiaries have complied in all material respects with all unclaimed property, escheat and similar Laws and have duly and properly turned over, to the extent required by such Laws, all material properties, credits or other assets to the appropriate Governmental Authorities.

(p) Unvested Shares. Valid elections under Section 83(b) of the Code have been filed with the IRS for all Company Shares that are subject to a substantial risk of forfeiture within the meaning of Treasury Regulations Section 1.83-3(c).

4.17 Employee Plans.

(a) Company Benefit Plans. With respect to each material Company Benefit Plan other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (i) the three most recent annual reports on Form 5500 required to have been filed with the IRS for each Company Benefit Plan; (ii) the most recent determination letter, if any, or opinion letter from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions and all amendments thereto (and for any material unwritten plan, a summary of the material terms); (iv) any related trust agreements; and (v) any non-routine notices or correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Company Benefit Plan. With respect to each material Company Benefit Plan that is maintained primarily for the benefit of any Service Provider whose primary work location or residence is based outside of the United States (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such International Employee Plan; (2) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment; (3) the current plan documents and all amendments thereto (and for any material unwritten plan, a summary of the material terms); and (4) any material non-routine notices or correspondence to or from a Governmental Authority with respect to any such International Employee Plan.

(b) Absence of Certain Plans. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or been required to contribute to, or currently maintains, sponsors or participates in, contributes to or is required to contribute to, or otherwise has any liability or obligation with respect to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Compliance. Each Company Benefit Plan has at all times since the Lookback Date been established, maintained, funded, operated and administered in accordance with its terms and in compliance with all Law in all material respects, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in a material Tax, penalty or other liability of the Company or any Subsidiaries. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the IRS or may rely on a current opinion letter from the IRS, and nothing has occurred that could adversely affect the qualification of such Company Benefit Plan.

(d) Company Benefit Plan Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, and to the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to give rise to any such Legal Proceeding.

(e) No Prohibited Transactions. There have been no breaches of fiduciary duty (as determined under ERISA or other Law) nor any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Welfare Benefit Plan. No Company Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full premium cost of coverage.

(g) Acceleration; Payments. Neither the execution and delivery of this Agreement, or any approval of this Agreement, nor the consummation of the transactions contemplated herein, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to any change in control, transaction, retention, or severance pay or any material increase in any such payment (including in respect of any notice period, as applicable), (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such current or former employee, director, officer or independent contractor, (iii) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or (iv) create or otherwise result in any liability with respect to any Company Benefit Plan.

(h) Section 280G. No payment or benefit that will be made by the Company or any Subsidiary as a result of the Offer or the Merger will be characterized as a parachute payment within the meaning of Section 280G of the Code.

(i) Section 409A. Each Company Benefit Plan has been documented and operated in compliance with, or pursuant to an exemption from, Section 409A of the Code.

(j) International Employee Plans. Each International Employee Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any Laws. No International Employee Plan has material unfunded or underfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance.

4.18 Labor Matters.

(a) Employees and Contractors. Section 4.18(a) of the Company Disclosure Letter sets forth a true and correct list of each employee and individual independent contractor, consultant, or service provider employed or engaged by the Company or any of its Subsidiaries and, for each, provides the following information, as applicable, as of the date hereof: (i) employer or engaging entity; (ii) title or position; (iii) date of hire or commencement of services; (iv) work location; (v) whether full-time or part time; (vi) whether exempt or non-exempt; (vii) whether absent from active employment and, if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment; (viii) annual salary, hourly fee or arrangement and, if applicable, bonus target or other incentive compensation; and (ix) accrued but unused vacation or other paid time off.

(b) Union Activities. Neither the Company nor any of its Subsidiaries is, or ever has been, a party to any collective bargaining agreement, labor union contract, trade union agreement or any other similar agreement (collectively, “Labor Agreements”) with any labor or trade union, works council, or other employee representative body or group (each a “Labor Entity”). To the Knowledge of the Company, there are no activities or proceedings of any Labor Entity to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such activities or proceedings have been threatened within the past five (5) years. No Labor Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, work stoppage, work slowdown, or other labor dispute affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such dispute has been threatened within the past five (5) years.

(c) Employment Law Compliance. The Company and its Subsidiaries are, and for the past five years have been, in compliance with all Laws and orders with respect to employment and employment practices (including Laws, rules and regulations regarding worker classification, wages, withholding and deductions from wages, hours of work, terms and conditions of employment, discrimination, immigration status, work authorization verification (including any associated documentation and recordkeeping requirements), discrimination, harassment, retaliation, paid leave, leaves of absence, workers compensation, unemployment compensation, employee health and safety, and collective bargaining) (collectively “Employment

Laws”). All independent contractors and consultants providing personal services to the Company or any of its Subsidiaries are and at all times have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company or an of its Subsidiaries are and at all times have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and any similar state or local Laws. The Company and each of its Subsidiaries has (i) withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employes, consultants, and independent contractors; (ii) is not liable for any arrearage of wages or taxes or any interest, fine, or penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d) Absence of Proceedings. There is no pending or to the Company’s Knowledge, threatened charge, claim, lawsuits or proceeding pending against the Company or any of its Subsidiaries by or before any Governmental Authority alleging that the Company or any of its Subsidiaries have any liability for any violation of any Employment Law and there have been no such charges, claims, lawsuits, or proceedings within the past five years.

(e) WARN Act. None of the Company or any of its Subsidiaries has taken, and currently has no plans to take, any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act, or which could otherwise trigger any notice requirement or liability under any state or local plant closing notice Law.

(f) Anticipated Departures of Executives or Key Employees. To the Knowledge of the Company, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting, or similar agreement in conflict with the present or proposed business activities of the Company or any of its Subsidiaries and, to the Company’s Knowledge, no executive officer or other key employee of the Company or any of its Subsidiaries has taken steps or is otherwise planning to terminate employment with the Company or any of its Subsidiaries in the six (6) months following the date of this Agreement.

(g) I-9 Compliance. Where required by law, a Form I-9 has been completed and retained with respect to each current and former employee of the Company. The Company has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to the Knowledge of the Company, has the Company been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

(h) Government Contracts. Since the Lookback Date, none of the Company or any of its Subsidiaries is or has been party to any contract with any federal, state, or local government or government agency.

4.19 Permits. The Company and its Subsidiaries hold, and since the Lookback Date have held, all material Permits that are required for the operation of the business of the Company and its Subsidiaries as then conducted. Since the Lookback Date, the Company and its Subsidiaries have complied in all material respects with the terms of all Permits, all such Permits are in full force and effect and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened.

4.20 Compliance with Laws.

(a) General Compliance. The Company and each of its Subsidiaries are, and at all times since the Lookback Date, have been, in compliance in all material respects with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries.

(b) Anti-Bribery Laws. Since the Lookback Date, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, have not, directly or indirectly, (i) committed a material violation of the FCPA; or (ii) provided anything of value to any “foreign official” (as defined by the FCPA) to unlawfully obtain or obtain business, direct business to any person, or secure an advantage, in each case that amounted to a material violation of the FCPA.

4.21 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no, and since the Lookback Date there have been no, material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Offer or the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

4.22 Insurance.

(a) Policies and Programs. Each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect in all material respects.

(b) No Cancellation. Since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

(c) No Denied Claims. There are no material claims by the Company or any of its Subsidiaries pending as of the date of this Agreement under any insurance policy as to which coverage has been denied or disputed or, to the Knowledge of the Company, threatened to be denied or disputed.

4.23 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.24 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger.

4.25 Material Customers and Suppliers

(a) Section 4.25(a) of the Company Disclosure Letter sets forth, (a) with respect to the year ended December 31, 2025, a list of the fifteen (15) largest customers or partners of the Company (based on gross profit) for such period and the gross profit derived from each of them during such period (each, a “Material Customer”), and (b) the gross profit derived from each Material Customer with respect to the year ended December 31, 2025.

(b) Section 4.25(b) of the Company Disclosure Letter sets forth, (a) with respect to the year ended December 31, 2025, a list of the fifteen (15) largest third party suppliers of the Company (based on spend) for such period (each, a “Material Supplier”), and (b) the amount of consideration paid to each Material Supplier with respect to the year ended December 31, 2025.

(c) During the 12 months prior to the date of this Agreement (i) there has been no dispute with any Material Customer or Material Supplier, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) there has been no termination or material modification (including any material price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company or any of its Subsidiaries and any Material Customer or Material Supplier, in each case that has had a material and adverse impact on the business of the Company and its Subsidiaries, taken as a whole and (iii) the Company and its Subsidiaries have not received written notice from any Material Customer or Material Supplier, in each case, that any such Material Customer or Material Supplier will materially and adversely alter its relationship with the Company or any of its Subsidiaries, as applicable, or will otherwise materially and adversely change its pricing terms.

4.26 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V:

(i) None of Parent, Purchaser or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Purchaser, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Offer or the Merger;

(ii) no Person has been authorized by Parent or Purchaser, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Purchaser, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, the Offer or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Purchaser, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Purchaser in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Purchaser disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, it is not acting (including, as applicable, by entering into this Agreement or consummating the Offer or the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

5.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Purchaser. Purchaser (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Purchaser has been formed solely for the purpose of engaging in the Offer and the Merger and, prior to the Effective Time, Purchaser will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record and beneficial stockholder of Purchaser.

5.2 Power; Enforceability. Each of Parent and Purchaser has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of its respective covenants and obligations under this Agreement and the consummation of the Offer and the Merger each have been duly authorized by all necessary action on the part of each of Parent and Purchaser and no additional actions on the part of Parent or Purchaser are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Purchaser; (ii) the performance by each of Parent and Purchaser of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Offer and the Merger. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

5.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Purchaser, the performance by each of Parent and Purchaser of their respective covenants and obligations under this Agreement, and the consummation of the Offer and the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Purchaser; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which Parent, Purchaser or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 5.4 have been obtained, violate or conflict with any Law applicable to Parent or Purchaser or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Purchaser, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

5.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Purchaser or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Purchaser; (b) performance by each of Parent and Purchaser of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Offer and the Merger, except (i) the filing of the Offer Documents, Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such other filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Consents the failure of which to obtain would have a Parent Material Adverse Effect.

5.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Purchaser that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Purchaser is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

5.6 Ownership of Company Capital Stock. None of Parent, Purchaser or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Purchaser or any of their Affiliates (a) has “owned” (as defined in Section 203 of the DGCL) any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

5.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Purchaser or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger for which the Company or any of its Subsidiaries would be liable.

5.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement, the Offer or the Merger.

5.9 Financial Capability. Parent and (a) will have at the Acceptance Time and the Closing sufficient funds immediately available to (i) make all payments contemplated by this Agreement in connection with the Offer and the Merger (including the payment of all amounts payable pursuant to Article II and Article III in connection with or as a result of the Offer and the Merger); (ii) repay, prepay or discharge (after giving effect to the Offer and the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Loan

Agreements; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent, Purchaser or any of their respective Affiliates in connection with the Offer and the Merger and (b) will have at the Acceptance Time and the Closing the other resources and capabilities (financial and otherwise) to perform its obligations under this Agreement. None of Parent, Purchaser nor any of their Affiliates has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would materially impair or materially adversely affect the availability of such sufficient funds or such resources and capabilities.

5.10 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, none of Parent, Purchaser or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding), other than the Transaction Documents, with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement, the Offer or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Purchaser or the Company to finance any portion of the Offer or the Merger.

5.11 Foreign Person and Related Matters. Each of Parent and Purchaser is not, and is not controlled by, a “foreign person” (as defined in Section 721 of the DPA). Neither Parent nor Purchaser permits, or will following the Closing permit, any foreign person affiliated with it, whether affiliated as a limited partner or otherwise, to obtain through Parent or Purchaser (as applicable) any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA); (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

5.12 Data Security Program. Neither Parent nor Purchaser is a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”).

5.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Purchaser, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Offer or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, the Offer or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Purchaser or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Purchaser or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Purchaser, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Offer or the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Purchaser or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Offer and the Merger; (B) in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE VI

INTERIM OPERATIONS OF THE COMPANY

6.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 6.1 or Section 6.2 of the Company Disclosure Letter; (c) as contemplated by Section 6.2; (d) as required by Law; or (e) as consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to Law; (ii) subject to the restrictions and exceptions set forth in Section 6.2 or elsewhere in this Agreement, use its respective reasonable best efforts to conduct its business and operations in the ordinary course of business; and (iii) use its commercially reasonable efforts to (a) preserve intact its material assets, properties, Contracts and business organizations; (b) keep available the services of its current officers and key employees; and (c) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company has not, as of the date of this Agreement, already notified such third Person of its intent to terminate those relationships. It is agreed that no action by the Company that is expressly permitted by a specific exception in any provision of Sections 6.2(a) through 6.2(q) (and not otherwise restricted by any other provision of Sections 6.2(a) through 6.2(q)) will be deemed a breach of Section 6.1.

6.2 Forbearance Covenants. Except (A) as set forth in Section 6.1 or Section 6.2 of the Company Disclosure Letter; (B) as required by Law; (C) as consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed); or (D) as expressly contemplated by this Agreement, during the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) sell, transfer, lease, sublease or license to any Person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to Contracts in force on the date of this Agreement, (B) transfers among the Company and its Subsidiaries, (C) sales or dispositions of inventory or tangible personal property in the ordinary course of business or (D) with respect to Company Owned Intellectual Property, non-exclusive licenses in the ordinary course of business;

(d) enter into a new category of product line or abandon or discontinue any material existing category of product line;

(e) amend, terminate or allow to lapse (without renewal of a similar permit) any material Permits of the Company or any of its Subsidiaries in a manner that materially and adversely impacts the ability of the Company or any of its Subsidiaries to conduct its business;

(f) issue, sell, or deliver, or agree or commit to issue, sell or deliver, any Company Securities (whether through the issuance or granting of options, restricted stock, restricted stock units, warrants, commitments, subscriptions, rights to purchase, any equity or equity-based instruments, or otherwise), except (i) the issuance, delivery or sale of shares of Company Common Stock pursuant to Company RSU Awards or, to the extent outstanding as of the date hereof, Company Options or pursuant to the ESPP in accordance with their terms or (ii) the issuance of new Company RSU Awards in an amount not to exceed the maximum amount available under the Company Equity Plans; or (iii) as required by any Company Benefit Plan in effect on the date of this Agreement (including any offer letters or similar agreements entered into or extended as of the date of this Agreement);

(g) directly or indirectly acquire, repurchase or redeem any securities, except for (i) with respect to Company Securities pursuant to the terms and conditions of Company RSU Awards or Company Options outstanding as of the date of this Agreement in accordance with their terms or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or pay the exercise price of Company Options; or (ii) transactions between the Company and any of its direct or indirect Subsidiaries;

(h) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person;

(i) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(j) (i) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest (other than Permitted Liens); or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(k) (i) incur or assume any Indebtedness or issue any debt securities (or guarantee any Indebtedness of any other Person), except (A) any short-term Indebtedness, in an amount not to exceed the amount that is reasonably necessary, as determined by the Company Board in good faith, to fund the operations of the business through the Closing or to prevent any default, event of default or breach of any liquidity covenant, financial covenant or similar requirement under the Company Loan Agreements (it being understood that prior to incurring any such Indebtedness pursuant to this clause (A), the Company shall first consult with Parent in good faith and provide Parent a reasonable opportunity to provide such Indebtedness on the same economic terms) provided that in no event, pursuant to this clause (A), shall the Company and its Subsidiaries, taken as a whole, incur Indebtedness in excess of Indebtedness outstanding as of the date of this agreement in an amount exceeding $5,000,000 in the aggregate; (B) for loans or advances between Subsidiaries of the Company or between the Company and Subsidiaries; (C) obligations incurred in connection with treasury management services and other obligations incurred pursuant to business credit cards, purchasing or p-cards in the ordinary course of business; (D) obligations in respect of letters of credit, bankers’ acceptances and similar obligations incurred in the ordinary course of business; and (E) Indebtedness incurred pursuant to the Company Loan Agreements; (ii) make any loans, advances or capital contributions to any other Person, except for (A) extensions of credit to customers; and (B) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (iii) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Liens);

(l) except (i) in order to comply with Law, (ii) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement, (iii) as provided in this Agreement (including as permitted pursuant to this Section 6.2(l)) or (iv) pursuant to the proposed budget set forth in Section 6.2(l) of the Company Disclosure Letter, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Benefit Plan; (B) grant to any Service Provider whose annual base cash compensation exceeds $150,000 any increase in cash compensation, bonus or fringe or other benefits, or, in the case of any such Service Provider whose annual base cash compensation does not exceed $150,000, grant any such increase (in each case other than in the ordinary course of business); (C) grant to any Service Provider any increase in change in control, retention, severance or termination pay; (D) enter into any employment, consulting, change in control, retention, severance or termination agreement with any Service Provider (other than with newly-hired non-officer employees or consultants in the ordinary course of business, or to replace personnel terminated for cause or who resign voluntarily); or (E) terminate any employee of the Company or any of its Subsidiaries with an annual base cash compensation in excess of $250,000, other than terminations for cause or in the ordinary course of business;

(m) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount (1) not in excess of $250,000 or (2) that does not exceed the amount reflected or reserved against in the Audited Company Balance Sheet; or (ii) settled in compliance with Section 7.10;

(n) except as required by Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;

(o) (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment or (iv) file any amended Tax Return that reflects a material increase in Tax liability;

(p) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 6.2(p) of the Company Disclosure Letter; (B) pursuant to obligations imposed by Material Contracts or Leases; or (C) pursuant to agreements in effect prior to the date of this Agreement; (ii) enter into, modify, amend or terminate any Contract that if so entered into, modified, amended or terminated would be a “Material Contract” required to be disclosed pursuant to Section 4.12, other than (x) renewals, amendments or entering into of any Material Contract with any customer, partner or third party supplier in the ordinary course of business, provided that no such amendment will include any of the provisions described in clauses (iii) or (xvii) of the definition of “Material Contract” set forth herein; (iii) maintain insurance at less than current levels; (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (v) effectuate a “plant closing,” “mass layoff” (each as defined in the United States Worker Adjustment and Retraining Notification Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or

(q) enter into or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 6.2.

6.3 No Solicitation of Acquisition Proposals.

(a) No Solicitation. Subject to Section 6.3(b), the Company will immediately cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives relating to an Acquisition Transaction. Unless the Company has already so requested, promptly (and in any event within two (2) Business Days) following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to Section 6.3(a) and Section 6.3(b), during the Pre-Closing Period, the Company and its Subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize or direct any of its or its Subsidiaries’ other employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Purchaser or any of their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Purchaser or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal, or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal

(other than informing such Persons of the provisions contained in this Section 6.3 or discussing any Acquisition Proposal made by any Person or Group with such Person or Group solely to the extent necessary to clarify the terms of the Acquisition Proposal); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); (vi) approve any transaction, or any third party becoming an “interested stockholder” under Section 203 of the DGCL; or (vii) authorize or commit to do any of the foregoing. During the Pre-Closing Period, the Company will enforce, and will not waive, any provision of any “standstill” or confidentiality agreement, other than any such provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 6.3, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisors), (i) participate or engage in discussions or negotiations with; (ii) subject to an Acceptable Confidentiality Agreement, (1) furnish any non-public information relating to the Company or any of its Subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or Group or their respective Representatives (including sources of financing) that has made, renewed or delivered to the Company a bona fide Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 6.3(a). The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 6.3(b) could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law. During the Pre-Closing Period, the Company will promptly make available to Parent and its Representatives any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 6.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve, declare advisable, agree to accept, endorse, recommend or submit or agree to submit to a vote of the Company Stockholders any Acquisition Proposal, or propose publicly to do any of the foregoing; (C) fail to make, or withdraw, qualify, modify or amend the Company Board Recommendation (or recommend an Acquisition Proposal), (D) make any public statement, filing or release inconsistent with the Company Board

Recommendation, (E) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days of the occurrence of a material event or development and after Parent so requests in writing (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions); (F) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 6.3); or (G) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in clauses (A) through (G), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent and its Representatives of any notice contemplated by Section 6.3(d); or (3) the public disclosure, in itself, of the items in clauses (1) and (2) if required by Law will constitute a Company Board Recommendation Change or violate this Section 6.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(A) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law;

(B) the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 6.3(d)(i), which notice will describe the Intervening Event in reasonable detail; and

(C) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m., Eastern time, at the end of such three Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation).

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board (or a committee thereof) may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 9.1(g) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(A) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law;

(B) the Company has complied with its obligations pursuant to this Section 6.3 with respect to such Acquisition Proposal;

(C) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 9.1(g), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and

(D) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m., Eastern time, on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(d)(ii)(D) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days; and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if an Acquisition Proposal is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and will not be deemed to be only as of the date of this Agreement), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or Group making such proposal, or request; and (B) a summary of the material terms and conditions of such proposal or request and, if in writing, an unredacted copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a current basis, of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations.

(f) Permitted Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i) nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 6.3; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by Law; and

(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach by Representatives. The Company agrees that if it (i) permits any of its Representatives (other than an employee or consultant of the Company who is not an executive officer of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than an employee or consultant of the Company who is not an executive officer of the Company) and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 6.3 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 6.3.

6.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Purchaser, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Purchaser, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to Law or otherwise to consummate the Offer and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Offer and the Merger set forth in Article VIII and Schedule A to be satisfied;

(ii) (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Offer and the Merger;

(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Offer and the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Offer and the Merger; and

(iv) (1) in the case of Parent and Purchaser, arrange and obtain sufficient funds to make all payments contemplated by this Agreement in connection with the Offer and the Merger (including the payment of all amounts payable pursuant to Article II and Article III in connection with or as a result of the Offer and the Merger), and (2) cause the representation and warranty in Section 5.9 to be true and correct as of the Closing.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Purchaser, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Offer or the Merger; or (ii) ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 6.3 will be considered a violation of this Section 7.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Offer and the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

7.2 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any “takeover” Law to become applicable to this Agreement, the Offer or the Merger, and each of Parent, the Company and the Company Board (or a committee thereof) will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Offer or the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Offer or the Merger, take all action within their power to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Offer or the Merger.

7.3 Access

(a) During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and its Subsidiaries solely for purposes reasonably related to the consummation of the Transactions contemplated by this Agreement and the Transaction Documents, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would, upon the advice of counsel, give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any Trade Secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 7.3 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.3 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements and the terms of its Lease and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.3. All requests for access pursuant to this Section 7.3 must be directed to the Company’s Chief Executive Officer, General Counsel or another person designated in writing by the Company.

(b) No information or knowledge obtained by Parent or Purchaser pursuant to this Section 7.3 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Offer and the Merger in accordance with the terms and provisions hereof or otherwise prejudice or limit in any way the rights and remedies of Parent or Purchaser hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Purchaser’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

7.4 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Offer and the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Offer and the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b 3 promulgated under the Exchange Act.

7.5 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 7.5(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by Law.

(b) Indemnification Obligation. Without limiting the generality of Section 7.5(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by Law or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the Effective Time and as set forth on Section 4.12 of the Company Disclosure Letter, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Offer, the Merger, as well as any actions taken by the Company, Parent or Purchaser with respect to the Offer or the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 7.5(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the connection with of such Legal Proceeding of the type contemplated by this Section 7.5(b), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 7.5 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 7.5(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 150 percent of the amount paid by the Company for coverage for its last full fiscal year (such 150 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 7.5(c), the Company may purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.5 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 7.5 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 7.5, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 7.5 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries that are set forth on Section 4.12 of the Company Disclosure Letter; or (iv) Law.

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 7.5 are joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

(h) Solvency. Parent is Solvent as of the date of this Agreement, and assuming that the conditions to the obligation of Parent to consummate the Offer and effect the Closing set forth in Article VIII have been satisfied or waived, Parent and its Subsidiaries (on a consolidated basis) will, after giving effect to the Offer and the Merger and the other Transactions contemplated hereby and by the other Transaction Documents, including the payment of all amounts required to be paid in connection with the consummation of the Offer and the Merger pursuant to Article II and the payment of related fees and expenses in accordance with Section 9.3, be Solvent at and immediately after the Closing. For purposes of this Agreement, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and its Subsidiaries (on a consolidated basis) exceed their debts, obligations and liabilities (on a consolidated basis), (b) Parent and its Subsidiaries have not incurred, and do not intend to incur, debts, obligations or liabilities (on a consolidated basis) beyond their ability to pay such debts as such amounts mature, and (c) Parent and its Subsidiaries do not have unreasonably small amount of capital for the operation of the businesses in which it is engaged.

7.6 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing but subject to Section 7.6(c), nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to Law.

(b) Employment; Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries as of immediately following the Effective Time by taking such actions, if any, as are required by Law. After the Effective Time and ending on the one (1) year anniversary thereof, or, if earlier, until the date of termination of the Continuing Employee, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each

Continuing Employee the Company Benefit Plans and any other employee benefit plans or other compensation (other than transaction-related incentives, change-in-control arrangements, long-term incentive compensation, severance benefits and the opportunity to participate in equity-based benefits) (the “Excluded Benefits”) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) on terms and conditions that are substantially comparable in the aggregate to such benefits provided to similarly situated employees of Parent; (ii) provide compensation and benefits (other than the Excluded Benefits) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) provided to similarly situated employees of Parent (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation and benefits (other than the Excluded Benefits) that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than the Excluded Benefits) provided to similarly situated employees of Parent. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period.

(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, use commercially reasonable efforts to cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

(d) No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 7.6 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.6, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

7.7 Obligations of Purchaser. Parent will take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Purchaser will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

7.8 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Purchaser to consummate the Offer and the Merger set forth in Schedule A and Article VIII, as applicable, to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Purchaser to consummate the Offer and the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 7.8(a).

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Purchaser in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Offer and the Merger set forth in Schedule A and Article VIII, as applicable, to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Purchaser set forth in this Agreement or the conditions to the obligations of the Company to consummate the Offer and the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 7.8(b).

(c) Impact of Non-Compliance. The failure of the Company or Parent to comply with this Section 7.8 will not be taken into account for purposes of determining whether any conditions set forth in Article VIII have been satisfied.

7.9 Public Statements and Disclosure. The initial press release concerning this Agreement, the Offer and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Purchaser, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement, the Offer or the Merger. Notwithstanding the foregoing, (A) the Company will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party) or (ii) principally related to a Superior Proposal or Company Board Recommendation Change and (B) neither Parent and Purchaser, on the one hand, nor the Company, on the other hand, will be obligated to engage in such consultation with respect to communications that are (x) required by Law or (y) with respect to any Legal Proceedings among the Parties or their respective Affiliates related to this Agreement or the Transaction Documents.

7.10 Transaction Litigation. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 10.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

7.11 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

7.12 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Purchaser, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

7.13 Payoff Letters. Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) obtain customary payoff letters and lien release documentation (the “Payoff Letters”) from the lenders under the Company Loan Agreements (which the Company shall request of the lenders no later than ten Business Days prior to the anticipated Closing Date) and (b) use commercially reasonable efforts to obtain Payoff Letters from the holders of the Convertible Notes, in each case providing for the payoff, discharge and termination of such indebtedness on the Closing Date and the release of all guarantees by the Company or any of its Subsidiaries of the obligations under the Company Loan Agreements or Convertible Notes, as applicable, in each case, other than customary indemnity obligations that expressly survive by their terms. The Payoff Letters shall reference and be consistent with, and reflect the terms agreed in, any Debt Settlement Agreements entered into by the Company or its Subsidiaries prior to or concurrently with the signing of this Agreement. Notwithstanding anything to the contrary herein, in no event shall this Section 7.13 require the Company or any of its Subsidiaries to (x) cause the termination or repayment of any Indebtedness of the Company and its Subsidiaries unless the Closing shall have occurred, or (y) incur any liability in connection with the terminations of any such Indebtedness that is effective prior to the occurrence of the Closing.

7.14 Payoff of Company Loan Agreements. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Company Loan Agreements. Promptly following the Effective Time, the Company will repay and discharge such indebtedness in a manner acceptable to the parties to the Company Loan Agreements and Parent.

7.15 Parent Vote at Purchaser. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Purchaser, will execute and deliver to Purchaser (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

7.16 Prohibition on Certain Discussions. Except as approved by the Company Board (or a committee thereof), at all times during the Pre-Closing Period, Parent will not, and will cause its Affiliates not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer or employee of the Company (a) regarding any continuing employment or consulting relationship with Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time; (b) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Purchaser or the Company in connection with the Offer and the Merger.

7.17 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.18 14d-10 Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Shares, holders of Company RSU Awards and holders of Company Options. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company RSU Award Consideration, as applicable, in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.6 and Section 7.7, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d 10(d)(2) under the Exchange Act.

7.19 FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Law) at or prior to the Effective Time of each of the following conditions:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have “consummated” (as defined in Section 251(h) of the DGCL) the Offer.

(b) No Prohibitive Injunctions or Laws. No (i) temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer and the Merger will be in effect, (ii) action will have been taken by any Governmental Authority of competent jurisdiction, and (iii) Law will have been enacted, entered, enforced or deemed applicable to the Offer and the Merger, that, in the case of each of the foregoing clauses (i), (ii) or (iii), prohibits, makes illegal or enjoins the consummation of the Merger.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Acceptance Time by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company at any time prior to the Acceptance Time if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer and the Merger and has become final and non-appealable; or (ii) Law is enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger, except, in each case, that the right to terminate this Agreement pursuant to this Section 9.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, order, restraint, prohibition, action or Law, that, in each case, has become final and non-appealable;

(c) by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer by 11:59 p.m., Eastern time on July 31, 2026 (such time and date, as it may be extended pursuant to Section 10.10(b)(iii), the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to any Party (i) whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in (A) any of the conditions to the Offer set forth in Schedule A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement or (B) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement or (ii) against which any Legal Proceeding is brought by a Party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such Party’s right to terminate this Agreement shall continue throughout the pendency of such Legal Proceeding);

(d) by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 8.1 or Schedule A, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 9.1(d) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination;

(e) by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(f) by the Company if Parent or Purchaser has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.1 or Schedule A, except that if such breach or failure to perform is capable of being cured by the earlier of (x) the Termination Date or (y) the then scheduled expiration date of the Offer; provided, for purposes of this clause (y), Parent may irrevocably extend the expiration date of the Offer to the thirtieth (30th) calendar day after the written notice of such material breach in order to extend the cure period to thirty (calendar days), the Company will not be entitled to terminate this Agreement pursuant to this Section 9.1(f) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(f) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; or

(g) by the Company at any time prior to the Acceptance Time if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 9.3(b)(iii); and (iv) the Company has complied in all material respects with Section 6.3 with respect to such Superior Proposal.

9.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 9.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 9.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the valid termination of this Agreement pursuant to Section 9.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 9.2, that Section 7.9, this Section 9.2, Section 9.3 and Article X will each survive the termination of this Agreement, in each case in accordance with their respective terms. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which will survive the termination of this Agreement in accordance with its terms.

(c) Effect of Pre-Termination Breach. Notwithstanding Section 9.2(b), but subject to Section 9.3, nothing in this Agreement will relieve any Party from any liability for Fraud or willful breach of this Agreement prior to the termination of this Agreement (which liability the Parties acknowledge and agree (i) will not be limited to reimbursement of expenses or out-of-pocket costs; and (ii) in the case of any damages sought by the non-breaching Party, will include the benefit of the bargain lost by the non-breaching Party, taking into consideration relevant matters, including opportunity costs and the time value of money). No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which will survive the termination of this Agreement in accordance with its terms.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Offer and the Merger will be paid by the Party incurring such fees and expenses whether or not the Offer or the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 3.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real and personal property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Offer and the Merger.

(b) Company Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e); (B) at the time of such termination, the conditions set forth in Sections 8.1(a) and Section 8.1(b) have been satisfied or are capable of being satisfied and the conditions set forth in Section 8.1(a) and Section 8.1(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year of the termination of this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 9.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 9.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 9.1(e), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 9.3(b) (which Schedule may be updated by Parent from time to time).

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 9.1(g), then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 9.3(b) (which Schedule may be updated by Parent from time to time).

(c) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee, if, as and when required to be paid pursuant to this Section 9.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent, Purchaser and the Parent Related Parties in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Offer and the Merger.

(d) Sole and Exclusive Remedy. If this Agreement is validly terminated pursuant to Section 9.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 9.3(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the Transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Offer and the Merger. Upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the Transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 9.2 and Section 9.3(a), as applicable. Without limiting Section 10.10(b) and subject to Section 9.2(c), in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery, award or damages of any kind against the Company Related Parties for, or with respect to, this Agreement, the Offer or the Merger, the termination of this Agreement, the failure to consummate the Offer and the Merger, or any claims or actions under Law arising out of any such breach, termination or failure, other than the payment of Company Termination Fee. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party or any Person other than the Company will have any liability for monetary recovery, award or damages to any Parent Related Party or any other Person relating to or arising out of this Agreement, the Offer or the Merger.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Purchaser contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

10.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.2 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below:

if to Parent, Purchaser or the Surviving Corporation to:

Agero, Inc.

400 Rivers Edge Drive

Medford, MA 02155

Attn: Chief Legal Officer

Email:

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:  Mark B. Stein

Robert W. Dickey

Email:

if to the Company (prior to the Effective Time) to:

Urgent.ly Inc.

44927 George Washington Blvd, Suite 265, Office 209

Ashburn, VA 20147

Attn:  David Predmore

Email:

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Lianna C. Whittleton

Brendan R. Mahan

David G. Sharon

Email:

(b) Additional Procedures. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 10.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 10.2 through a notice given in accordance with this Section 10.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.2.

10.3 Amendment. Subject to Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company (in each case, pursuant to authorized action by the governing board of Parent, Purchaser and the Company Board (or a committee thereof)).

10.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

10.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Purchaser will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Purchaser or other disposition of all or substantially all of the assets of Parent, Purchaser or the Surviving Corporation; or (b) to any of their respective Affiliates. It is understood and agreed that, in each case, such assignment not impede or delay the consummation of the Offer or the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company RSU Awards and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

10.6 Confidentiality. Parent, Purchaser and the Company acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Purchaser and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Purchaser or their respective Representatives in connection with the Offer or the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Purchaser agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

10.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the other Transaction Documents and the Company Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated. The Company Disclosure Letter contains “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement for purposes of any provision of the DGCL but instead operates upon the terms of this Agreement as provided in this Agreement.

10.8 Third Party Beneficiaries. Except as set forth in Section 7.5, Section 9.3(d) and this Section 10.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 7.5; (b) the Company may seek damages or other relief on behalf of the holders of shares of Company Common Stock, Company RSU Awards and Company Options (which Parent and Purchaser acknowledge and agree may include damages based on a decrease in share value or lost premium), subject to Section 9.2(b) and Section 9.3; and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company RSU Awards and Company Options to receive the Merger Consideration set forth in Article II. The rights granted pursuant to clause (b) of the second sentence of this Section 10.8 will only be enforceable on behalf of the holders of shares of Company Common Stock by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 9.3(d) will inure to the benefit of the Company Related Parties, each of whom are intended to be third-party beneficiaries thereof.

10.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Offer and the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance to cause the other Parties to consummate the Offer and the Merger, subject to the satisfaction or waiver of the conditions set forth in Schedule A and Article VIII, as applicable); (B) the provisions of Section 9.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Purchaser, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Offer and the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. A Party may simultaneously pursue both a grant of specific performance, injunction or other equitable remedies under this Section 10.10(b) and the payment of the Company Termination Fee pursuant to Section 9.3. The election of a Party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit any claim for Fraud by or on behalf of any Party.

(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Purchaser, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

(iii) Tolling of the Termination Date. Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

10.11 Governing Law. This Agreement and all matters relating hereto shall be governed by and construed in accordance with the Laws of the State of Delaware.

10.12 Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by Law, but nothing in this Section 10.12 will affect the right of any Party to serve legal process in any other manner permitted by Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of Parent, Purchaser and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by.pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

10.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

AGERO, INC.

By:	/s/ David Ferrick
Name: David Ferrick
Title: President and Chief Executive Officer

MEDFORD HAWK, INC.

By:	/s/ David Ferrick
Name: David Ferrick
Title: President and Chief Executive Officer

URGENT.LY INC.

By:	/s/ Matthew Booth
Name: Matthew Booth
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedule A

Conditions to the Offer

Notwithstanding any other provisions of the Agreement (as defined below) or the Offer, and in addition to (and not in limitation of) Parent’s and/or Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger, dated as of March 13, 2026 (the “Agreement”), by and among Agero, Inc., a Nevada corporation (“Parent”), Medford Hawk, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Urgent.ly Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Schedule A shall have the respective meanings ascribed thereto in the Agreement), and Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(a)	The Minimum Condition shall not have been satisfied.

(b)

Any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(c)	Any of the following exist or shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(i)

The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.6(b)-4.6(d) and Section 4.24 of the Agreement are not true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) in all material respects as of the expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct in all material respects as of such earlier date).

(ii)

The representations and warranties set forth in Sections 4.6(a) of the Agreement are not true and correct in all respects other than for de minimis inaccuracies as of the expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct true and correct in all respects other than for de minimis inaccuracies as of such earlier date).

(iii)

Other than the representations and warranties set forth in the Agreement referenced in (i) and (ii) above, the representations and warranties of the Company set forth in the Agreement are not true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(iv)

The Company has not performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer.

(v)	A Company Material Adverse Effect has occurred since the date of the Agreement that is continuing.

(vi)

Parent and Purchaser have failed to receive from the Company a certificate, dated the date of the expiration of the Offer and executed by a duly authorized executive officer thereof, certifying to the effect that the conditions set forth in clauses (i) through (iv) above have been satisfied.

(vii)	The Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding anything to the contrary herein or in the Agreement, neither of Parent nor Purchaser may rely as a basis for not accepting for payment or not paying for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer, on the failure of a condition set forth in this Schedule A to be satisfied if such failure was caused by such Parent’s or Purchaser’s failure to act in good faith or to use the requisite efforts to cause such conditions to be satisfied as required by this Agreement.

EXHIBIT A

(attached)

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

URGENT.LY INC.

FIRST: The name of the corporation is:

Urgent.ly Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, 19801 County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of common stock which the corporation shall have authority to issue is One Thousand (1,000), and the par value of each of such shares is $0.001.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)	The election of directors need not be by written ballot.

(b)	The board of directors shall have the power and authority:

(1)	to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws;

(2)

to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)

subject to any provision of the by-laws of the corporation, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws of the corporation or by the board of directors.

1

SIXTH:

(a) Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended (“Delaware Law”), a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Indemnification. This corporation shall indemnify to the fullest extent permitted by Delaware Law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer, or employee of this corporation, or any predecessor of this corporation, or serves or served at any other enterprises as a director, officer, or employee at the request of this corporation or any predecessor to this corporation.

(c) Amendments. Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

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EXHIBIT B

(attached)